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                                                                    EXHIBIT 23.1







                          INDEPENDENT AUDITORS' CONSENT





The Board of Directors
Select Comfort Corporation:


We consent to incorporation by reference in the registration statements on Form S-8 (No. 333-70493, No. 333-79157, No. 333-80755, and No. 333-84329) of Select
Comfort Corporation, of our reports dated January 26, 2000, relating to the consolidated balance sheets of Select Comfort Corporation and subsidiaries, as of January 1, 2000, and January 2, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows and the related financial statement schedule for each of the years in the three-year period ended January 1, 2000, which reports appear in the Annual Report on Form 10-K of Select Comfort Corporation for the fiscal year ended January 1, 2000.


                                  /s/ KPMG LLP